Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Confidential

Share Subscription Facility Agreement

dated as of January 20, 2021

by and among

RELIEF THERAPEUTICS Holding SA    (the Company)

Avenue de Secheron 15

1202 Geneve

Switzerland

and

GEM Global Yield LLC SCS    (the Purchaser)

412F, route d’Esch 2086

Luxembourg

Luxembourg

and

GEM Yield Bahamas Ltd    (GEMYB)

Office of Lennox Paton Corporate Services

Limited

Bayside Executive Park

Building 3

West Bay Street

P.O. Box N-4875

Nassau

Island of New Providence

Commonwealth of the Bahamas     (the Company, the Purchaser and GEMYB each a Party and together the Parties)

Table of Contents

Whereas			1
1.	Definitions and References		1
2.	Subscription Notice		1
	2.1	Delivery of Subscription Notice	1
	2.2	Conditions Precedent to the Delivery of a Subscription Notice	1
	2.3	Pricing Period Obligation Limitation and Increase	3
	2.4	Fee	3
3.	Closing Notice		4
4.	Subscription for Ordinary Shares		4
	4.1	Prior Notification of a Subscription Notice	4
	4.2	Share Provision	5
	4.3	Further Terms of Share Provision	5
	4.4	Subscription Closing	6
	4.5	Issue of Ordinary Shares to the Purchaser or the Share Providers	7
	4.6	No Claim by Share Providers Against Purchaser	8
	4.7	Replacement of Share Providers	8
	4.8	Warranties of the Share Providers	8
5.	Representations, Warranties and Undertakings of the Company		9
	5.1	Representations, Warranties and Undertakings	9
	5.2	Material Adverse Events	11
	5.3	Purchasers Reliance	11
6.	Representations and Warranties of the Purchaser		11
	6.1	Organisation; Authority	12
	6.2	Sale and Purchase of Ordinary Shares	12
	6.3	Compliance with Swiss Non-Bank Rules	12
7.	Other Agreements of the Parties		13
	7.1	Application of Proceeds	13
8.	Termination		13
	8.1	Termination by Mutual Consent	13
	8.2	Termination by the Purchaser	13
	8.3	Effect of Termination	13
9.	Miscellaneous		14
	9.1	Fees and Expenses	14

i

9.2	Indemnity	14
9.3	Amendments Regarding Swiss Law and Primary Market Regulations	14
9.4	Entire Agreement	14
9.5	Notices	15
9.6	Amendments; Waivers	15
9.7	Headings	15
9.8	Assignment / Accession to the Agreement as Share Provider	15
9.9	No Third-Party Beneficiaries	16
9.10	Remedies and Waiver	16
9.11	Survival	16
9.12	Counterpart Signatures	16
9.13	Severability	16
9.14	Publicity	17
9.15	Withholding and Deductions	17
9.16	Further Assurances	17
9.17	Cost of Enforcement of this Agreement	17
9.18	Acknowledgment by the Company	18
9.19	Governing Law and Jurisdiction	18
Annex 1 — Definitions		20
Annex 2 — Contact Details of the Purchaser and GEM Management		26
Annex 3 — Details of Share Providers		27
Annex 4 — Form of Subscription Notice		28
Annex 5 — Form of Closing Notice		29
Annex 6 — Form of Assignment and Transfer by the Purchaser		30
Annex 7 — Form of Promissory Note		33

ii

Whereas

A. The Company has offered GEMYB and the Purchaser the right to subscribe, on the terms and subject to the conditions set out in this Agreement, for Ordinary Shares in the Company at an aggregate subscription price of up to CHF 50,000,000.

B. The Share Providers, acceding to this Agreement from time to time, wish to provide Ordinary Shares to the Purchaser on the terms set out in this Agreement.

Now, therefore, the Parties hereto agree as follows:

1.	Definitions and References

(a)	Capitalized terms used in this Agreement have the meanings assigned to them in Annex 1.

(b)	References to clauses and Annexes are, save where the context otherwise requires, to clauses of and Annexes to this Agreement.

2.	Subscription Notice

2.1	Delivery of Subscription Notice

(a)

Subject to the satisfaction (or waiver in writing by the Purchaser) of the conditions set forth in clause 2.2, on any Trading Day during the Commitment Period, the Company shall be entitled to issue a Subscription Notice to the Purchaser. The Subscription Notice shall be delivered to the Purchaser in accordance with the notice provisions of clause 9.5 and shall:

(i)	specify the Draw Down Amount;

(ii)	specify the Floor Price; and

(iii)	contain a certificate, signed by a Designated Officer, certifying that all conditions precedent to the delivery of a Subscription Notice have been satisfied or waived in writing by the Purchaser.

(b)

Each Subscription Notice shall be irrevocable. The Company may issue as many Subscription Notices as it may elect during the Commitment Period, but, after delivery of a Subscription Notice, may not, without the prior consent of the Purchaser, thereafter deliver a further Subscription Notice until the expiry of the Pricing Period relating to the Subscription Notice already delivered.

2.2	Conditions Precedent to the Delivery of a Subscription Notice

The Company may deliver a Subscription Notice only if the following conditions have been and remain satisfied (or waived by the Purchaser in writing in respect of the relevant Subscription Notice):

(a)	the Company shall have delivered and the Purchaser shall have received an electronic copy of the executed Agreement and the executed Promissory Note;

(b)	the Provided Shares relating to the relevant Subscription Notice have been delivered to the Purchaser’s account, to the satisfaction of the Purchaser;

(c)	the Promissory Note has been duly executed and delivered to GEMYB;

(d)	the Ordinary Shares remain Listed;

(e)

the Company has obtained all the Required Approvals (in a form reasonably acceptable to the Purchaser) and such Required Approvals are in full force and effect such that 200 per cent of the Draw Down Amount (or, if 90 per cent of the Closing Bid Price on the Trading Day on which a Subscription Notice is sent when (i) multiplied by 200 per cent of the Draw Down Amount and (ii) added to the aggregate Subscription Price of all Ordinary Shares already issued pursuant to Closing Notices would exceed CHF 50,000,000, such smaller percentage of the Draw Down Amount (being not less than 100 per cent) as is capable of being issued without exceeding such CHF 50,000,000 limit) may be duly allotted and issued to the Purchaser;

(f)

the representations and warranties of the Company contained herein are true and correct in all respects as of the relevant Notice Date as repeated at that time (except that representations and warranties that are expressed by their terms to be made as of a specific date need be true in all respects only as of such date);

(g)

the Company and each Share Provider have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company or the Share Provider (as the case may be) at or prior to the Notice Date;

(h)	no Material Adverse Event has occurred or is reasonably expected to occur;

(i)

no inquiry, investigation or other proceeding, whether formal or informal, has been commenced, announced or threatened, no order has been issued by any governmental or regulatory organisation or stock exchange and there has been no change of law or policy, or the interpretation or administration thereof, in each case which operates or could operate to prevent, suspend, hinder, delay, restrict or otherwise have a significant adverse effect on the transactions contemplated by this Agreement or which could have a material adverse effect on the Purchaser; and

(j)	Listing of the issued Ordinary Shares has not been suspended or threatened to be suspended by the Principal Market during the thirty Trading Days prior to the relevant Notice Date.

2.3	Pricing Period Obligation Limitation and Increase

On and subject to the terms and conditions of this Agreement, the Purchaser shall be obliged, with respect to any Subscription Notice and Pricing Period, to subscribe for a number of Ordinary Shares which is not less than 50 per cent of the Pricing Period Obligation, and the Purchaser shall be entitled at its sole discretion to elect to subscribe for up to 200 per cent of the Pricing Period Obligation, provided that the Purchaser shall not be obliged to subscribe for a percentage of the Pricing Period Obligation that has an aggregate Subscription Price which, when added to the aggregate Subscription Price of all Ordinary Shares issued pursuant to all prior Closing Notices, would exceed CHF 50,000,000; and further provided in each case that if, on any Trading Day during any Pricing Period, a Material Adverse Event occurs, the Purchaser shall be entitled at its sole discretion to elect to treat that Trading Day and any other Trading Day during the relevant Pricing Period as a Knockout Day. The Purchaser shall not be obliged to purchase any Ordinary Shares pursuant to this Agreement (i) if the Purchaser would in consequence be required to make a mandatory tender offer to purchase all or any of the outstanding Ordinary Shares or (ii) if as of the Closing Date the Company has not obtained all of the Required Approvals.

2.4	Fee

(a)

The Company shall pay to GEMYB a fee of CHF 1,250,000 (which sum shall be deemed to be exclusive of any applicable taxes and duties) (the Fee), payable out of the proceeds resulting from Subscription Prices paid by the Purchaser, as further specified in this clause 2.4. The Company shall, on the date of this Agreement, provide a Promissory Note as evidence of its obligation to pay the Fee.

(b)

The Purchaser shall deduct from the sum payable by it in respect of the aggregate Subscription Price payable by it pursuant to a Closing Notice on a Closing Date the amount of the Fee or, if less, the portion thereof equal to such aggregate Subscription Price and shall pay such amount to GEMYB on behalf of the Company. Such deduction shall be a full discharge to the Company of its obligation to pay the Fee or the relevant portion thereof (as the case may be).

(c)	If on the expiry of twelve (12) months from the date of this Agreement no Closing Date has occurred, the Company shall pay the total outstanding amount of the Fee to GEMYB.

(d)	It is therefore expressly acknowledged that the Fee shall be due on the first anniversary of the Agreement, regardless of whether a Closing Date has occurred before that date.

(e)

It is hereby acknowledged that if, on any date prior to the Payment Date (as that term is defined in the Promissory Note) the Company pays any portion of the Fee (the Paid Amount) to GEMYB the amount due to GEMYB under the Promissory Note shall be reduced by an amount equal to the Paid Amount. In such circumstances, the Company shall issue a new Promissory Note to GEMYB for an amount equal to the Fee minus the Paid Amount (or if a number of payments have been made, the aggregate of all such Paid Amounts) against surrender by GEMYB of its existing Promissory Note to the Company.

(f)	If for any reason:

(i)	the Company fails to comply with its obligations to pay the Fee or any portion thereof in accordance with any of the provisions of this clause 2.4;

(ii)

the Company or any Share Provider has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement and (if such breach is curable) such breach is not cured within five Business Days following receipt by the Company of notice of such breach or there has been any Material Adverse Event;

(iii)	the Company ceases to carry on business at any time before the Fee is paid in full; or

(iv)	any steps are taken by any person to initiate any form of insolvency, composition or administration proceedings in relation to the Company before the Fee is paid in full;

the outstanding balance of the Fee at that time shall become immediately due and payable.

(g)

If any sum payable under this clause 2.4 is not paid on the due date of payment, interest shall accrue on such sum from and including the due date for payment to but excluding the date on which payment is made at a rate of one hundred (100) basis points per annum (calculated on a 30/365 basis) above the base rate of Barclays Bank PLC from time to time, compounded monthly. If the applicable base rate is less than zero, the applicable base rate shall be deemed zero.

3.	Closing Notice

At or before 9.00 a.m. (Swiss time) on the first Trading Day immediately following the end of each Pricing Period, the Purchaser shall deliver to the Company a Closing Notice stating the exact number of Ordinary Shares for which it wishes to subscribe in accordance with clause 2.3 stating the applicable Subscription Price and attaching copy extracts from Bloomberg showing each of the Closing Bid Prices during the Pricing Period.

4.	Subscription for Ordinary Shares

4.1	Prior Notification of a Subscription Notice

Unless otherwise agreed, not later than five (5) Trading Days prior to the delivery of a Subscription Notice, the Company shall notify each of the Share Providers and the Purchaser in writing of its intention to deliver a Subscription Notice on a Notice Date and shall specify in such notification the Draw Down Amount and the Notice Date. For the avoidance of doubt the Company shall not be obliged to proceed to issue a Subscription Notice following such notification but in the event that it decides not to do so it shall notify the Share Providers and the Purchaser thereof promptly in writing.

4.2	Share Provision

(a)	The Share Providers shall be deemed upon receipt of any such notification to offer (the Offer) and shall be obliged to provide, as a lender, Ordinary Shares to the Purchaser on the following terms:

(i)

the total number of Ordinary Shares which the Share Providers shall offer to provide (excluding any Ordinary Shares which have already been provided and which have not yet been returned to the relevant Share Provider by the Purchaser pursuant to this Agreement) (the Provided Shares) shall be equal to 200 per cent of the Draw Down Amount;

(ii)	the Purchaser shall be deemed to accept the Offer in full unless it shall have notified the Share Providers otherwise on or prior to the date which is four (4) Trading Days prior to the Notice Date;

(iii)	the Share Providers shall together deliver the Provided Shares which are to be delivered (the Share Provision) to the Settlement System account of the Purchaser prior to the Notice Date; and

(iv)

the Settlement System account to be used for each delivery of Provided Shares shall be designated by the Purchaser not later than three (3) Trading Days prior to the relevant Notice Date, such designation being binding with respect to all future deliveries of Provided Shares unless the Share Providers are informed by the Purchaser in writing of the details of a new account to be used for deliveries of Provided Shares on a Notice Date on or prior to the date which is three (3) Trading Days prior to such Notice Date.

(b)

In the event that the Company does not proceed to issue a Subscription Notice following the making of a notification of an intention to do so under clause 4.1 on the Notice Date specified in the notification from the Company under clause 4.1 or within a period of three (3) Trading Days thereafter, the Offer made by the Share Providers in relation thereto and any contract with the Purchaser in respect of Provided Shares relating thereto shall be deemed to be terminated with immediate effect and the Purchaser shall, at the cost of the Share Providers, procure that any Provided Shares which have been delivered to the Purchaser’s Settlement System account pursuant to such Offer shall be promptly returned to the relevant Share Providers.

4.3	Further Terms of Share Provision

(a)

Each Share Provision shall be concluded for a term commencing on the date of delivery of the Provided Shares to the Purchaser and, subject to clause 4.6, ending on the day on which the Purchaser shall have discharged its obligations in respect thereof under this clause 4.3.

(b)

The number of Ordinary Shares to be subscribed by the Purchaser on a Closing Date shall be referred to as the Issue Amount. Where the number of Provided Shares transferred to the Purchaser by the Share Providers in connection with a Subscription Notice is greater than the Issue Amount specified in the corresponding Closing Notice, the Purchaser shall return to the Share Provider any Provided Shares received in excess of the Issue Amount without undue delay, but in any case by no later than the first Business Day on which the Settlement System is in operation following the Closing Date.

(c)

After the Ordinary Shares issued pursuant to this Agreement have been Listed, the Purchaser shall repay the balance of the relevant Share Provision by either transferring a number of Ordinary Shares which is equal to the number of outstanding Provided Shares to the Share Providers or giving instructions for such repayment to be effected by direct issue of that number of Ordinary Shares to the Share Providers in accordance with clause 4.5. The Purchaser discharges all its obligations to the Share Providers in respect of the delivery of such number of Ordinary Shares to the Share Providers by giving such instructions in accordance with clause 4.5. If the Purchaser performs its obligations to pay the money due under clause 4.4(b)(i) in respect of the Ordinary Shares to be subscribed pursuant to any Closing Notice, it shall have no liability or responsibility to the Share Providers if the Company fails to comply with its obligation in respect of the issue or delivery of the relevant Ordinary Shares and in such event the Purchaser shall discharge all its obligations to the Share Providers under this clause 1.2(c)(c) by assigning to the Share Providers its rights to receive from the Company the relevant number of Ordinary Shares.

(d)

Where there is at any time more than one Share Provider, their obligations under this Agreement are undertaken by them jointly and severally and the Share Providers shall be responsible for informing the Purchaser to which of them any Ordinary Shares are to be transferred or rights to receive Ordinary Shares are to be assigned in accordance with clause 1.2(c) and any Provided Shares are to be returned to in accordance with clause 4.2 or clause 1.2(b).

4.4	Subscription Closing

(a)	Subject to:

(i)

the satisfaction (or waiver in writing by the Purchaser) of the conditions set out in clause 2.2 as at the Closing Date (but so that all references in such conditions to “the Notice Date” shall for the purposes of this clause 4.4 be treated as referring to “the Closing Date”);

(ii)

the subscription and payment for the Ordinary Shares pursuant to the relevant Closing Notice and Listing of such Ordinary Shares not being prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or other regulation including the Listing Rules (other than by reason of the Purchaser’s breach of its representations, warranties and/or undertakings in this Agreement); and

(iii)

no change having become effective between the date of this Agreement and each Closing Date, in any law or regulation (whether governmental or otherwise) which would adversely affect in any material aspect the holding or disposal of Ordinary Shares by the Purchaser or the Purchaser’s rights in respect thereof:

(b)

on the first Trading Day following the applicable Pricing Period or, if the Settlement System is not in operation on that day, the next Trading Day on which the Settlement System is in operation (each, a Closing Date):

(i)

the Purchaser shall apply to the Company to subscribe for the number of Ordinary Shares set out in the relevant Closing Notice and shall remit by wire transfer to an account or to accounts designated by the Company an amount equal to the product of (A) such number of Ordinary Shares and (B) the applicable Subscription Price; the Parties acknowledge and agree that this payment will be made as an advance payment by the Purchaser of the aggregate Subscription Price for the Ordinary Shares to be issued pursuant to the relevant Closing Notice and the Company will apply the relevant sum in full (without deduction) towards the fulfilment of the Purchaser’s obligation to pay the Subscription Price applicable to the Ordinary Shares; and

(ii)

the Company shall acknowledge in writing to the Purchaser that it has received an application from the Purchaser to subscribe for the relevant number of Ordinary Shares and an amount equal to the aggregate Subscription Price for such Ordinary Shares, and shall send a copy of such acknowledgment to the Share Providers.

4.5	Issue of Ordinary Shares to the Purchaser or the Share Providers

Within twelve (12) months of any Closing Date the Company shall issue or deliver to the Purchaser the number of Ordinary Shares subscribed for by the Purchaser on the relevant Closing Date. This issue or delivery shall be made, at the Purchaser’s option, either by way of crediting such aggregate number of Listed Ordinary Shares to the Purchaser’s Brokerage Account specified in the Closing Notice (provided that an account with the account number set forth in the Closing Notice has been opened and remains open) or by crediting them to another account or accounts designated by the Purchaser. The Purchaser may, as provided in clause 4.3(c), instruct the Company to book such Ordinary Shares in a freely tradable and Listed form on its behalf to an account or accounts designated by the Share Providers as are required to be booked to the Share Providers in fulfilment of its obligation to repay the equivalent number of Ordinary Shares to the Share Providers under the relevant Share Provision. The Purchaser may revoke the foregoing instruction to the Company if the Share Providers are in breach of any material term of this Agreement. The Company hereby undertakes to the Share Providers and the Purchaser that it shall comply with all instructions from the Purchaser given pursuant to this clause 4.5. To the extent required under applicable Swiss corporate law, the Purchaser or the Share Provider(s) shall execute a subscription form in accordance with Article 652 para. 1 and 2 in connection with Article 630 no. 2 of the Swiss Code of Obligations.

4.6	No Claim by Share Providers Against Purchaser

The Share Providers shall have no claim against the Purchaser in respect of any failure to deliver to them a number of Ordinary Shares equal to the number of Provided Shares if and to the extent that (i) the Purchaser has subscribed for the number of Ordinary Shares set out in the relevant Closing Notice, and (ii) the Purchaser has instructed the Company to deliver a number of Ordinary Shares equal to the number of Provided Shares which remain outstanding pursuant to the relevant Share Provision to the Share Providers.

4.7	Replacement of Share Providers

A Share Provider may withdraw from this Agreement subject to notifying the Company and the Purchaser of its intention thereof and subject to a notice period of three (3) months. The Purchaser shall thereafter not have any obligations under this Agreement until one or more persons has executed a deed of adherence in which they confirm that they have become a party to this Agreement in the capacity of a Share Provider and agree to be bound by all applicable terms of this Agreement.

4.8	Warranties of the Share Providers

The warranties in this clause 4.8 shall be deemed to have been repeated as at each Notice Date, as at each Closing Date and as at each date on which Ordinary Shares are issued or delivered to the Purchaser’s Settlement System account pursuant to this Agreement with reference to the facts and circumstances existing on that date. Each Share Provider hereby represents, warrants and undertakes to the Purchaser that the following statements are true and accurate in all respects:

(a)	such Share Provider has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder;

(b)	such Share Provider is the legal and beneficial owner of any Provided Shares it provides pursuant to this Agreement; and

(c)

such Share Provider is not required to obtain any consent, waiver, authorization or order of, or make any filing (other than making the necessary disclosures pursuant to the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations) or registration with, any court or other governmental or regulatory authority or other Person (including the approval of its director) in connection with the execution, delivery and performance by it of this Agreement and as of the Notice Date and as of the Closing Date any necessary consents and approvals have been obtained and remain in full force in respect of the provision of the Provided Shares.

5.	Representations, Warranties and Undertakings of the Company

5.1	Representations, Warranties and Undertakings

The Company hereby represents, warrants and undertakes to the Purchaser that the Warranties are true and accurate in all respects as at the date of this Agreement. The Warranties shall be deemed to have been repeated as at each Notice Date, as at each Closing Date and as at each date on which Ordinary Shares become issued and Listed pursuant to this Agreement with reference to the facts and circumstances existing on that date.

(a)	Organisation and Qualification

Each of the Company and each of its Subsidiaries is duly incorporated and validly existing under the laws of its country of incorporation with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)	Organisation of Share Capital

The Ordinary Shares are and, for so long as this Agreement remains in force, will remain the only class of shares in the equity share capital of the Company (where “equity share capital” refers to the issued shares of capital stock of the Company excluding any class of shares which neither as respects dividends nor as respects capital carry any right to participate beyond a specified amount in the distribution) and the Company shall not for so long as this Agreement remains in force issue any shares which have rights differing from those attaching to the equity share capital in issue as at the date of this Agreement.

(c)	Authorization; Enforcement

(i)

The Company has the requisite corporate power and authority to enter into this Agreement and on each Closing Date, to consummate the transactions contemplated by this Agreement that are to be consummated on that Closing Date and otherwise to carry out its obligations under this Agreement.

(ii)

The execution and delivery of this Agreement and the completion by it of the transactions required hereby have been duly authorized by all necessary action on the part of the Company, its directors and its shareholders.

(iii)

This Agreement has been duly executed and delivered by the Company or on its behalf and the obligations assumed by the Company under this Agreement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(d)	Share Capital

As at the Notice Date, the issue of Ordinary Shares which may be issued as a result of the relevant Subscription Notice will not be subject to any pre-emptive or similar rights.

(e)	Issue of Ordinary Shares

The Company has at the Notice Date, and thereafter during each Pricing Period immediately prior to the corresponding Closing Date, an adequate authorized and/or conditional share capital allowing it to issue Ordinary Shares, and/or holds a sufficient number of Ordinary Shares in treasury, to enable it to allot and issue or deliver the number of Ordinary Shares equal to 200 per cent of the Draw Down Amount set forth in the relevant Subscription Notice. The Ordinary Shares shall be free of any Liens, duly authorized, validly issued, fully paid and freely tradable, and application shall be made forthwith for the Ordinary Shares to be Listed.

(f)	No Conflicts

The execution, delivery and performance of this Agreement and the issue of Ordinary Shares by the Company pursuant to this Agreement, and the completion by the Company, as applicable, of the transactions contemplated hereby, do not and will not conflict with or violate any provision of the Articles.

(g)	Consents and Approvals

Except for any necessary approvals from the Principal Market for the Listing of Ordinary Shares issued pursuant to a Subscription Notice, the internal approvals referred to in clause 5.1(c)(ii), disclosures pursuant to the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations, the registration of any newly issued Ordinary Shares with the commercial register, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other governmental or regulatory authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement and the issue of Ordinary Shares pursuant to a Closing Notice. As of the Closing Date any necessary consents and approvals (including, for the avoidance of doubt, any necessary approvals as referred to above from the Principal Market) in respect of any Ordinary Shares required to be issued pursuant to any Subscription Notice served by the Company (collectively, the Required Approvals) have been obtained and are in full force and effect. The Company shall procure that all Provided Shares are Listed at all times, that all Ordinary Shares issued pursuant to this Agreement shall, subject to the Listing of the Ordinary Shares already in issue remaining effective, be Listed with effect from opening of business on the Trading Day immediately following their issue date.

(h)	Litigation; Proceedings

There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Directors of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before or by any court, governmental or administrative agency or regulatory authority which (i) relates to or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or in the aggregate, be reasonably expected to impair materially the ability of the Company or the Share Providers to perform fully on a timely basis its obligations under this Agreement.

(i)	Exchange/Market

The Ordinary Shares in issue are Listed. After consultation prior to each Notice Date with the Company’s relevant advisers and brokers, the Company knows of no reason why the Principal Market will not admit to Listing the maximum number of Ordinary Shares which may be issued pursuant to this Agreement.

(j)	Non-Public Information

The Company acknowledges that neither it nor any of its representatives or agents has provided the Purchaser or any of its representatives or agents identified to or known by the Company as such with what it reasonably believes to be any material non-public information regarding or related to the Company or its respective operations, personnel, technologies or prospects that has not otherwise been made publicly available.

(k)	Solvency

The Company and its Subsidiaries are Solvent. No transfer of property has been or is being made by the Company or its Subsidiaries and no obligation has been or is being incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or related documents with the intent to hinder, delay or defraud creditors of the Company or any Subsidiary.

5.2	Material Adverse Events

The Company hereby agrees that as at each Closing Date and as at each date on which Ordinary Shares are to be issued pursuant to this Agreement it shall be deemed to represent and warrant to the Purchaser that there shall have been no Material Adverse Event which occurred or became public or generally known since the immediately preceding Notice Date (in relation to Ordinary Shares to be issued pursuant to this Agreement) or which is reasonably expected to occur.

5.3	Purchasers Reliance

The Company acknowledges that the Purchaser is entering into this Agreement and will subscribe for Ordinary Shares pursuant to this Agreement in reliance on the representations, warranties, undertakings and covenants of the Company contained in this Agreement, including those contained in clauses 5.1 and 5.2.

6.	Representations and Warranties of the Purchaser

The Purchaser hereby represents, warrants and undertakes to the Company that the following statements are true and accurate in all respects. The warranties are deemed to be repeated on each Notice Date, each Closing Date and each date on which Ordinary Shares become issued pursuant to the Agreement with reference to the facts and circumstances existing at that date.

6.1	Organisation; Authority

The Purchaser is a company duly formed and validly existing under the laws of Luxembourg. The Purchaser has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The subscription of the Ordinary Shares pursuant to this Agreement by the Purchaser have been duly authorized by all necessary action on part of the Purchaser, its directors and shareholders. This Agreement has been duly executed and delivered by the Purchaser or on its behalf and the obligations assumed by the Purchaser pursuant to this Agreement constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser.

6.2	Sale and Purchase of Ordinary Shares

(a)

The Purchaser agrees that it shall not at any time during the Commitment Period sell Ordinary Shares exceeding the number of Ordinary Shares which it owns and/or has the right to subscribe for pursuant to an outstanding Subscription Notice. For the avoidance of doubt, during each Pricing Period the Purchaser shall have the right to sell an amount of Ordinary Shares equal to up to 200% of the Draw Down Amount stated in the relevant Subscription Notice.

(b)

The Purchaser undertakes that, during a Pricing Period, it shall not on any Trading Day sell Ordinary Shares exceeding such number as represent one 15th of 200% of the Draw Down Amount specified in the relevant Subscription Notice.

6.3	Compliance with Swiss Non-Bank Rules

(a)	The Company shall ensure that it is at all times in compliance with the Non-Bank Rules.

(b)

With respect to any deduction on account of Swiss Withholding Tax, clause 6.3(a) above shall not be breached if the number of creditors of the Company in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely as a result of a failure by the Purchaser to comply with its obligations under clause 9.8(b), the Purchaser having given an incorrect information as to its status as Qualifying Bank or having lost its status as Qualifying Bank or as one (1) creditor only for the purposes of the Non-Bank Rules. For the avoidance of doubt, the Company acknowledges that it is aware of the fact that the Purchaser does not qualify as Qualifying Bank but counts as one (1) creditor for the purposes of the Non-Bank Rules.

7.	Other Agreements of the Parties

7.1	Application of Proceeds

The Company covenants and undertakes with the Purchaser and GEMYB that it shall procure that the subscription monies received by the Company pursuant to this Agreement shall be used by the Company and its subsidiaries primarily for general corporate purposes and for working capital purposes.

7.2	Solicitation Materials

Other than as may be required by law or any regulation, the Company, its Affiliates and any Person acting on their behalf have not and shall not: (i) distribute any offering materials in connection with the offering and issue of Ordinary Shares pursuant to this Agreement, except as required under the Listing Rules; (ii) solicit any offer to buy or sell such securities by means of any form of general solicitation or advertising; (iii) engage in any “directed selling efforts” as such term is defined in Rule 902 under the Securities Act; or (iv) take any action which would subject the issue of such Ordinary Shares to the registration requirements of section 5 of the Securities Act or to any securities laws of any applicable jurisdiction.

8.	Termination

8.1	Termination by Mutual Consent

This Agreement may be terminated at any time during the Commitment Period by the mutual consent of the Company, the Purchaser and GEMYB.

8.2	Termination by the Purchaser

This Agreement may be terminated forthwith during the Commitment Period by the Purchaser by giving written notice of such termination to the Company if: (a) the Company or any Share Provider has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement (including any failure to issue and/or, procure the Listing of Ordinary Shares on time) and (if such breach is curable) such breach is not cured within five (5) Business Days following receipt by the Company of notice of such breach; (b) there has been a change in applicable law which materially impacts the Purchaser’s obligations under this Agreement; or (c) there has been any Material Adverse Event; or (d) there has been a Material Change in Ownership.

8.3	Effect of Termination

In the event of the termination of this Agreement pursuant to this clause 8 the Parties shall retain all accrued rights and shall retain all rights and remain bound by all obligations under this Agreement as respects Ordinary Shares previously issued to the Purchaser (or its nominee(s)) hereunder, and nothing herein shall relieve any terminating Party from liability for any prior breach of any of its agreements, covenants, representations, warranties or other obligations under this Agreement or for fraud.

9.	Miscellaneous

9.1	Fees and Expenses

(a)

The Company shall pay all and any stamp duty or share transfer or registration or similar duties, taxes or fees arising under the laws of any jurisdiction in connection with the subscription by the Purchaser (or its nominee(s)) for Ordinary Shares pursuant to this Agreement and each other transaction pursuant to this Agreement.

(b)

Other than as expressly set out in this Agreement, each of the Company, the Purchaser and GEMYB shall pay its own costs, fees and expenses in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

9.2	Indemnity

In addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser, GEMYB and any assignee of their rights under this Agreement and their respective directors, partners, members, shareholders, managers, officers, employees and agents (collectively, the Indemnified Persons) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnified Person is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the Indemnified Liabilities) incurred by any Indemnified Person as a result of, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated thereby, and (c) any proceeding, investigation, cause of action, suit or claim brought, made or threatened against such Indemnified Person as a result of, arising out of, or relating to (i) the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or (ii) the Indemnified Person being an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.3	Amendments Regarding Swiss Law and Primary Market Regulations

To the extent required or practical due to the requirements under Swiss law and the Primary Market regulations, the Parties shall amend this Agreement as necessary or practicable to comply with Swiss law and/or the Primary Market regulations, in particular with regard to the mechanics of the issuance, deliver and Listing of the Ordinary Shares.

9.4	Entire Agreement

This Agreement (including the Annexes to it) contains the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. For the avoidance of doubt, all letters and any other arrangements between the Company, the Purchaser and GEMYB written or entered into prior to the date of this Agreement shall cease to be of any effect and no party shall have any claim or right of action pursuant thereto.

9.5	Notices

Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received upon hand delivery (receipt acknowledged), facsimile transmission (with transmission confirmation report) (if a fax number has been provided for such purposes) or email (if an email address has been provided for such purposes) to the address or number designated below (if delivered on a Business Day prior to 5:00 p.m., Swiss time), or on the first Business Day following such delivery (if delivered other than prior to 5:00 p.m., Swiss time on a Business Day). The addresses and numbers for such communications shall be: for the Purchaser and GEMYB, as specified in Annex 2; for the Share Providers, as specified in Annex 3; and for the Company, its registered office for the time being and email address jeremy.meinen@relieftherapeutics.com, in all cases, such other address and fax number as shall be notified in writing by the recipient party to the sending party from time to time.

9.6	Amendments; Waivers

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each of the Company and the Purchaser, or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought.

9.7	Headings

The headings in this Agreement are for convenience only, and shall be ignored in construing its terms.

9.8	Assignment / Accession to the Agreement as Share Provider

(a)	The Company may not assign or otherwise transfer any of its rights under this Agreement.

(b)

The Purchaser shall be entitled to assign its rights and obligations (in whole or in part) under this Agreement to any Affiliate of the Purchaser or GEMYB, but not to any other Person. Any permitted assignment of the Purchaser’s rights or obligations shall be effected by the entry by the Purchaser and the assignee into a assignment and transfer in the form set out in Annex 6 (into which the Company shall promptly enter on the request of the Purchaser).

(c)

Any Person intending to enter into this Agreement as a Share Provider after the date of this Agreement must do so in writing, confirming that it acknowledges all of the contractual obligations relating thereto. Such Person shall be deemed to be a Share Provider under the Agreement upon the written consent of all Parties to such Person’s entry into the Agreement.

9.9	No Third-Party Beneficiaries

A person who is not a party to this Agreement (other than a permitted transferee or assignee to whom rights have been transferred in accordance with clause 9.8) has no rights under Article 112 of the Swiss Code of Obligations (or under equivalent legislation in any jurisdiction) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that provision.

9.10	Remedies and Waiver

The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement or otherwise provided by law. Any delay by either party in exercising or failing to exercise any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

9.11	Survival

The representations, warranties, covenants and agreements of the Company, the Share Providers and the Purchaser contained in this Agreement shall survive the signing of this Agreement, each Notice Date, each Closing Date, the termination of the Commitment Period and the termination of this Agreement to the extent provided in clause 8.3.

9.12	Counterpart Signatures

This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other transaction document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic signature or e-signature (irrespective of whether the relevant electronic signature or e-signature has been issued by a provider recognized or accredited under applicable law or not) or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

9.13	Severability

In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

9.14	Publicity

The Company covenants to the Purchaser that: (a) immediately upon execution of this Agreement, it shall make a public announcement, in terms agreed with the Purchaser and in accordance with the requirements of the Principal Market, of the fact that this Agreement has been entered into by the Company; and (b) in the event that a Subscription Notice or a Closing Notice is issued and the fact of such issue can reasonably be expected to constitute inside information within the meaning of the Swiss Financial Markets Infrastructure Act and its implementing ordinances and regulations or any other relevant legislation concerning the use of inside information in relation to listed securities, it shall forthwith upon such issue announce details thereof in accordance, where applicable, with the requirements of the Principal Market. Save to the extent required by law or by the Principal Market or any other regulatory authority (in which case the Company and the Purchaser shall be obligated to use their respective reasonable endeavours to consult with one another), the Company and the Purchaser shall have the right to approve before issue any press releases or any other public statement which the other may propose to issue or make with respect to any aspect of the transactions contemplated hereby (other than any announcement required pursuant to part (b) of the first sentence of this clause 9.14).

9.15	Withholding and Deductions

All payments and transfers to be made by the Company pursuant to this Agreement or any document entered into pursuant to it shall be made without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any tax except to the extent, if any, required by any applicable law. If the Company is required to make any deduction or withholding from any sum payable or transfer to be made by the Company to the Purchaser or GEMYB, the Company shall pay an additional amount or make an additional transfer to the Purchaser or GEMYB so as to ensure that, after the making of the deduction or withholding, the Purchaser or GEMYB (as the case may be) receives and retains (free from any liability in respect of any such deduction or withholding) a net payment or transfer equal to that which it would have received and so retained had no such deduction or withholding been made.

9.16	Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the completion of the transactions contemplated hereby.

9.17	Cost of Enforcement of this Agreement

In the event that either the Purchaser or GEMYB takes any action to enforce any of the terms of, or preserve any rights under, this Agreement or to recover any sum owed to it in accordance with this Agreement, the Company shall forthwith on demand reimburse the Purchaser and/or GEMYB and/or any of their Affiliates, as the case may be, for all costs and expenses (including legal fees and applicable taxes) reasonably incurred in connection with such enforcement.

9.18	Acknowledgment by the Company

The Company hereby acknowledges that:

(a)

it has read and understood fully the content of this Agreement, including, but not limited to, the pricing mechanisms, the Knockout Days, the number of Ordinary Shares to be subscribed for at the end of each Pricing Period, the payment of the Fee and that it is entering into this Agreement on the basis of its own independent assessment of the risks and liabilities undertaken hereunder, without any representation having been made by the Purchaser or GEMYB or any of their Affiliates as to the effect, operation or results of this Agreement; and

(b)

it has been advised by its own legal and financial advisers in relation to its assessment of the risks and liabilities undertaken hereunder and that neither the Purchaser nor GEMYB nor any of their Affiliates has provided investment advice to the Company in connection with the matters agreed in this Agreement or has solicited or induced the Company to enter into this Agreement.

9.19	Governing Law and Jurisdiction

(a)

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) and any dispute or claim arising out of or in connection with it or its subject matter existence, validity or termination (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Switzerland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Switzerland.

(b)

Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or subsequent amendments thereof), including without limitation, disputes, controversies or claims regarding its existence, validity, invalidity, breach or termination, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration (as such term is defined in the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution) is submitted in accordance with such rules. The number of arbitrators shall be one. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

[signatures on next page]

Executed as of the date written on the cover page to this Agreement

RELIEF THERAPEUTICS Holding SA

/s/ Thomaz Burckhardt
Name: Thomaz Burckhardt
Function: Director

GEM Global Yield LLC SCS

/s/ Christopher F. Brown
Name: Christopher F. Brown
Function: Manager

GEM Yield Bahamas Ltd

/s/ Christopher F. Brown
Name: Christopher F. Brown
Function: Director

Annex 1 — Definitions

The following terms used in this Agreement shall, unless the context otherwise requires, bear the following meanings:

10 Non-Bank Rule	means the rule that the aggregate number of creditors under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Company, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time;

20 Non-Bank Rule	means the rule that (without duplication) the aggregate number of lenders (including the Purchaser) other than Qualifying Banks, of the Company under all its outstanding debts relevant for classification as debenture (Kasse-nobligation) must not at any time exceed twenty (20), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Company, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time;

Affiliate	with respect to any Person, any other Person that gives or receives non-binding investment directions or recommendations to or from such Person or any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall be interpreted in accordance with Article 963 of the Swiss Code of Obligations;

Agreement	means this Share Subscription Facility Agreement;

Articles	the Articles of Association (or equivalent constitutional documents) of the Company (as amended from time to time);

Bloomberg	Bloomberg Financial Markets;

Business Day	any day (except any Saturday or Sunday) on which banks in the city of Zurich, the city of Geneva and the city of New York are generally open for business;

CHF	Swiss Francs, the lawful currency of Switzerland;

Closing Bid Price	for Ordinary Shares as of any date, the last closing bid price for such shares on the Principal Market as reported by Bloomberg or, if no such closing bid price is reported for such shares by Bloomberg, the last such closing trade price of such shares that is reported by Bloomberg;

Closing Date	shall have the meaning given to it in clause 4.4(b);

Closing Notice	a notice from the Purchaser to the Company in the formset out in Annex 5 pursuant to clause 3;

Commitment Period	the period commencing on the date of this Agreement and expiring on the earlier of: (a) the third (3rd) anniversary of the date of this Agreement; and (b) the date on which the Purchaser has subscribed for Ordinary Shares with an aggregate Subscription Price of CHF 50,000,000 pursuant to this Agreement;

Daily Trading Volume	with respect to any Trading Day, the trading volume of the Ordinary Shares on the Principal Market, as reported by Bloomberg, provided that block trades as identified by Bloomberg under the code “RLF” or of a similar type and trades of 50,000 or more Ordinary Shares shall be disregarded for the purpose of calculating such trading volume;

Designated Officer	any director of the Company, the secretary of the Company or such other person as is designated by the board of directors of the Company in writing;

Draw Down Amount	the aggregate number of Ordinary Shares stated in each Subscription Notice (which number may be different in each Subscription Notice) that the Company wishes the Purchaser to subscribe for provided that:

(a) the Draw Down Amount in each Subscription Notice shall not exceed 700 per cent of the average Daily Trading Volume during the fifteen (15) Trading Days immediately preceding the relevant Notice Date; and

(b) the Draw Down Amount in any Subscription Notice

shall not exceed such amount as, when multiplied by 90 per cent of the Closing Bid Price on the Trading Day immediately prior to the relevant Notice Date and then added to the aggregate Subscription Price of all the Ordinary Shares subscribed for pursuant to all prior Closing Notices, would be equal to CHF 50,000,000;

Fee	has the meaning given in clause 2.4(a);

Floor Price	a price set by the Company in each Subscription Notice (which price may be different in each Subscription Notice) below which the Company does not wish to issue Ordinary Shares pursuant to such Subscription Notice. The Parties agree that at no time shall the Floor Price be set below CHF 0.012, unless agreed by the Company;

Group	the Company and its Subsidiaries collectively and anybody corporate which directly or indirectly controls or is under common control with the Company, collectively;

Guidelines	means, together, guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Glaubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inlandischer Schuldner), circular letter No. 34 of July 26, 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), circular letter No. 15 of October 3, 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of July 24, 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46betreffendsteuerlicheBehandlungvon Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of July 25, 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time;

Indemnified Liabilities	has the meaning given in clause 9.2;

Indemnified Person	Has the meaning given in clause 9.2;

Issue Amount	has the meaning given in clause 4.3(b);

Knockout Day	any Trading Day during a Pricing Period (a) on which (i) the amount equal to 90 per cent of the Closing Bid Price is less than the applicable Floor Price or (ii) the Ordinary Shares are not traded on the Principal Market; or (b) in respect of which the Purchaser makes an election in accordance with clause 2.3;

Lien	with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income therefrom save in so far as they arise or are created by operation of law or in the normal course of trading;

Listing	admission to listing and trading (if applicable) on the Principal Market, and the term Listed shall be construed accordingly;

Listing Rules	the rules (including any rules of the Principal Market and any relevant listing authority) applicable to a Listed company from time to time;

Material Adverse Event	any event or series of events that has led or may reasonably be expected to lead to (a) any material adverse effect on the business, operations, properties, financial condition or prospects of the Group, taken as a whole, (b)(i) the Company being prohibited from performing or (ii) a material interference with the authority or ability of the Company to perform, its obligations under or in respect of this Agreement or the Ordinary Shares, (c) the Ordinary Shares ceasing to be Listed, or (d) the Listing of the Ordinary Shares, or trading in Ordinary Shares on the Principal Market, being suspended for five (5) consecutive Trading Days or more. [***]

Material Change in Ownership	any sale or disposal of Ordinary Shares or other transaction or event which results in the officers and directors of the Company for the time being collectively owning less than 5 per cent of the Company’s voting rights from time to time;

Non-Bank Rules	means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule;

Notice Date	the date of delivery, in accordance with clause 9.5, of the applicable Subscription Notice;

Offer	has the meaning given in clause 4.2(a);

Ordinary Shares	the ordinary registered shares of the Company with such par value as applicable from time to time in issue and the term Ordinary Shareholders shall be construed accordingly;

Paid Amount	has the meaning given in clause 2.4(e);

Parties	has the meaning set forth on the cover page to this Agreement;

Person	an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any kind;

Pricing Period	the period of fifteen (15) Trading Days, commencing with the first Trading Day immediately following the Notice Date of the applicable Subscription Notice;

Pricing Period Obligation	with respect to any Pricing Period, a number of Ordinary Shares equal to the Draw Down Amount divided by 15 and multiplied by the number of Trading Days during the Pricing Period which are not Knockout Days;

Principal Market	SIX Swiss Exchange Ltd;

Promissory Note	a promissory note to GEMYB in the form set out in Annex 7;

Provided Shares	has the meaning given in clause 4.2(a)(i);

Qualifying Bank	means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated November 8, 1934 (Bundesgesetz fiber die Banken and Sparkassen) or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines;

Required Approvals	has the meaning given in clause 5.1(g);

Securities Act	the United States Securities Act of 1933, as amended;

Settlement System	SIX SIS, the system for electronic settlement of trades in Ordinary Shares on the Principal Market;

Share Providers	are listed in Annex 3;

Share Provision	has the meaning given in clause 4.2(a)(iii);

Solvent	with respect to any Person on a particular date, such Per- son not being deemed unable to pay its debts;

Subscription Notice	a notice from the Company to the Purchaser executed by a Designated Officer in the form set out in Annex 4 delivered on any Trading Day during the Commitment Period pursuant to clause 2.1;

Subscription Price	with respect to any Pricing Period, 90 per cent of the average of the Closing Bid Prices during such Pricing Period, ignoring for the purposes of such calculation any Knockout Day;

Subsidiary	any Person which is a subsidiary of the Company pursuant to article 963 of the Swiss Code of Obligations;

Swiss Withholding Tax	means the tax imposed based on the Swiss Federal Act on Withholding Tax of October 13, 1965 (Bundesgesetz fiber die Verrechnungssteuer) together with the related ordinances, regulations and guidelines;

Trading	trading of the Ordinary Shares on the Principal Market;

Trading Day	a day on which the Principal Market is open and remains open for not less than five (5) hours;

Warranties	the statements made in clause 5.1.

Annex 2 — Contact Details of the Purchaser and GEM Management

Name	Address and Facsimile Number	Percentage Allocation of Ordinary Shares and Warrants
GEM GLOBAL YIELD LLC SCS	GEM GLOBAL YIELD LLC SCS c/o GEM Investments America LLC 390 Park Avenue, 7th Floor New York NY 10022 USA Tel.: 001 (212) 582 3400 Fax: 001 (212) 265 4035 FAO: Chris Brown cbrown@gemny.com	100 per cent

GEM Yield Bahamas Ltd

GEM Yield Bahamas Ltd

Office of Lennox Paton Corporate Services Limited

Bayside Executive Park

Building 3

West Bay Street

P.O. Box N-4875

Nassau

Island of New Providence

Commonwealth of the Bahamas

Tel.: 001 (212) 582 3400

Fax: 001 (212) 265 4035

FAO: Chris Brown

cbrown@gemny.com

None

Annex 3 — Details of Share Providers

[***]

Annex 4 — Form of Subscription Notice

Subscription Notice

To: GEM GLOBAL YIELD LLC SCS

We refer to the share subscription facility agreement (the Agreement) dated January 20, 2021 between (amongst others) us, GEM Yield Bahamas Ltd (GEMYB) and GEM GLOBAL YIELD LLC SCS. Terms defined in the Agreement have the same meaning herein. This Subscription Notice is being delivered to you pursuant to clause 2.1 of the Agreement.

[We understand that the Closing Bid Price for the Trading Day immediately preceding the date of this notice was CHF [•].

The Draw Down Amount applicable to this Subscription Notice shall be [•] Ordinary Shares.

The Floor Price applicable to this Subscription Notice shall be CHF [•].

The first Trading Day of the Pricing Period shall be [•].

We hereby certify that all conditions precedent to the delivery of this Subscription Notice pursuant to the Agreement have been satisfied (or waived in writing by you.)

Purchaser’s Name	Allocated Proportion
___________________________________________________	___________________________________________________
GEM GLOBAL YIELD LLC SCS	[100 per cent]

Signed by: __________________________________________	Signed by: __________________________________________

Name: _____________________________________________	Name: _____________________________________________

Date: ______________________________________________	Date: ______________________________________________

For and on behalf of	For and on behalf of

RELIEF THERAPEUTICS Holding SA	RELIEF THERAPEUTICS Holding SA

Annex 5 — Form of Closing Notice

Closing Notice

To: RELIEF THERAPEUTICS Holding SA

Attention: Board of Directors

We refer to the share subscription facility agreement (the Agreement) dated January 20, 2021 between us, GEM Yield Bahamas Ltd, the Share Providers and yourselves and to the Subscription Notice delivered to us on [•] 20[•]. Terms defined in the Agreement have the same meaning herein.

We hereby give you notice pursuant to clause 3 of the Agreement that we accept the Subscription Notice for [•] Ordinary Shares, being [•] per cent of the Ordinary Shares stated therein. [The reason that such number of Ordinary Shares represents a smaller/greater number than the number of Ordinary Shares set forth in the Subscription Notice is as follows: [•].]

The average of the Closing Bid Prices in the Pricing Period (excluding any Closing Bid Prices on Knockout Days) is CHF [•] and the resulting Subscription Price is CHF [•] [•] per cent of such average Closing Bid Price). The aggregate Subscription Price pursuant to this Closing Notice is therefore CHF[•].

Copy extracts from Bloomberg showing each of the Closing Bid Prices during the Pricing Period are attached.

Please deliver such Ordinary Shares in accordance with the following instructions: [•].

Electronic book entry transfer requested (check one) (1) YES ☐ NO ☐

Settlement System Participant ID: ________________________

Settlement System Account ID: ________________________

Signed by:

Name:

Date:

For and on behalf of

GEM GLOBAL YIELD LLC SCS

Annex 6 — Form of Assignment and Transfer by the Purchaser

Assignment and Transfer by the Purchaser

This Assignment and Transfer is made on [•] 20[•]

between

(1) GEM GLOBAL YIELD LLC SCS (together with its permitted successors and assigns), a company incorporated under the laws of Luxembourg whose registered office is at 412F, route d’Esch, L-2086 Luxembourg (the Assignor);

(2) RELIEF THERAPEUTICS Holding SA, a Company registered in Switzerland whose registered address is at Avenue de Secheron 15, 1202 Geneve, Switzerland (the Company); and

(3) [•], [details] (the Assignee).

Whereas

(1) By a share subscription facility agreement dated January 20, 2021 (the Agreement), the Assignor granted to the Company an option to require the Assignor to subscribe, on the terms and subject to the conditions set out in the Agreement, for up to an aggregate of CHF 50,000,000 in value of Ordinary Shares.

(2) The Assignor wishes to transfer its rights and obligations under the Agreement to the Assignee in accordance with clause 9.8 of the Agreement.

It is agreed:

1.	Definitions

Words and expressions defined in the Agreement shall have the same meaning herein.

2.	Assignment and Transfer

The Assignor hereby assigns and transfers to the Assignee the Agreement, together with all its rights deriving under the Agreement. The Company hereby releases the Assignor from all of its obligations pursuant to the Agreement and the Assignee hereby agrees to assume responsibility for the performance of all such obligations. The Assignor hereby releases the Company from all its obligations pursuant to the Agreement and the Company hereby agrees that the Assignee shall be entitled to enforce all such obligations directly against the Company as if the Assignee were the Purchaser named in the Agreement.

3.	Warranties and Undertakings

3.1 The Assignee hereby represents, warrants and undertakes to the Company that it shall perform and comply with all terms of the Agreement in all respects as if it were the Purchaser originally named therein.

3.2 Without prejudice to the generality of the foregoing, the Assignee hereby represents, war- rants and undertakes to the Company that the statements set out in clause 6 of the Agreement (which statements shall be deemed to refer to the Assignee as the Purchaser) are now and will be true and accurate in all respects as at each Notice Date and at each Closing Date and on each date on which Ordinary Shares are due to be subscribed by and issued to the Assignee pursuant to the Agreement.

4.	Governing Law

This Assignment and Transfer as well as any dispute or claim arising out of or in connection with this Assignment and Transfer shall be governed by the laws of Switzerland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Switzerland. Any dispute, controversy or claim arising out of, in connection with or relating to this Assignment and Transfer (or subsequent amendments thereof), including without limitation, disputes, controversies or claims regarding its existence, validity, invalidity, breach or termination, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration (as such term is defined in the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution) is submitted in accordance with such rules. The number of arbitrators shall be one. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

[signatures on the next page]

In witness whereof the Company, the Assignor and the Assignee have executed and delivered this Assignment and Transfer the day and year first before written.

RELIEF THERAPEUTICS Holding SA

Name:	Name:
Function:	Function:

GEM Global Yield LLC SCS

Name: Christopher F. Brown
Function: Manager

[the Assignee]

Name:
Function:

Annex 7 — Form of Promissory Note

Promissory Note

of

RELIEF THERAPEUTICS Holding SA

Date: January 20, 2021

In consideration for entry by GEM Yield Bahamas Ltd (the Beneficiary) into the Share Subscription Facility Agreement entered into between RELIEF THERAPEUTICS Holding SA, a company limited by shares registered in Switzerland whose registered address is at Avenue de Secheron 15, 1202 Geneve, Switzerland (the Company), the Share Providers, GEM GLOBAL YIELD LLC SCS and the Beneficiary on or about the date of this Promissory Note, the Company hereby promises to pay to the order of the Beneficiary the principal sum of

CHF 1,250,000 (the Fee)

on demand on or after the first few drawdowns (the Payment Date) together with interest on such principal sum at a rate of one hundred (100) basis points per annum above the base rate of Barclays Bank PLC from time to time. Interest at such rate shall accrue daily from the Payment Date, shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, shall be compounded monthly and shall be payable on demand. If the applicable base rate is less than zero, the applicable base rate shall be deemed zero. If on the expiry of twelve (12) months from the date of the Agreement no Closing Date has occurred, the Company shall pay the total outstanding amount of the applicable Fee to the Beneficiary. It is therefore expressly acknowledged by the Company that the Fee shall be due on the first anniversary of the Agreement, regardless of whether a Closing Date has occurred before that date.

This Promissory Note and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) is governed by and shall be construed and take effect in accordance with the laws of Switzerland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Switzerland. Any dispute, controversy or claim arising out of, in connection with or relating to this Promissory Note (or subsequent amendments thereof), including without limitation, disputes, controversies or claims regarding its existence, validity, invalidity, breach or termination, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration (as such term is defined in the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution) is submitted in accordance with such rules. The number of arbitrators shall be one. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

Defined terms used in this Promissory Note and not defined therein shall have the same meaning as in the Share Subscription Facility Agreement executed between the Company, the Share Providers, the Beneficiary and GEM GLOBAL YIELD LLC SCS on the date hereof.

In witness whereof this Promissory Note is executed on the date first above written.

RELIEF THERAPEUTICS Holding SA

Name:
Function: